Exhibit 15.1

November 11, 2004

West Marine, Inc

500 Westridge Drive

Watsonville, California 95076

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of West Marine, Inc. and subsidiaries for the 13-week periods ended October 2, 2004 and September 27, 2003, as indicated in our report dated November 8, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your quarterly report on Form 10-Q for the quarter ended October 2, 2004, is incorporated by reference in Registration Statement No. 333-04712, No. 333-03728, No. 33-89322, No. 333-02903, No. 333-71147, No. 333-38882, No. 333-102108 and No. 333-102109 all on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California